Exhibit 10.45

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is between Francis Memole (“Employee”) and Iteris, Inc., a Delaware corporation (the “Iteris” or “Company”).  Employee and the Company are sometimes collectively referred to as the “Parties” or individually as a “Party.”

RECITALS

A.    Employee’s employment as a Senior Vice President and General Manager of Iteris ended effective May 1, 2009 (hereinafter “Separation Date”); and

B.    Employee holds the following outstanding options to purchase an aggregate of 142,000 shares of the Company’s Common Stock (collectively the “Options”), which Options were granted under the Company’s 1998 Stock Incentive Plan (the “1998 Plan”) or the 1997 Stock Incentive Plan (the “1997 Plan”):

Grant Date	No. of Shares	Exercise Price	Shares Vested as of Separation Date	Equity Plan Covering Option
09/21/01	68,000	$1.19	68,000	1998 Plan
05/01/02	20,000	$1.40	20,000	1998 Plan
08/29/05	24,000	$3.21	18,000	1997 Plan
06/15/06	30,000	$2.21	15,000	1997 Plan

C.    Except as specifically set forth herein, Employee was obligated to return all Iteris property, including any files, records, electronic data, computers, laptops, PDAs, cell phones, printers, reports, customer information, disc, keys, vehicles, or any property of any kind to Iteris as of the Separation Date; and

D.    Employee and Iteris desire to end their relationship amicably and resolve any potential disagreements between them, and any matters pertaining to Employee’s employment with Iteris as specified in this Agreement and the Company has elected to offer Employee compensation and benefits to which he would not otherwise be entitled.

AGREEMENTS

Based upon the foregoing, and in consideration of the mutual promises contained in this Agreement, Employee and the Company (for its benefit and the benefit of the other Company Parties as defined below) agree, effective upon the date of execution by Employee, as follows:

1.         Acknowledgements.

(a)           Payments Received.  Employee represents that he has full power and authority to enter into this Agreement.  Employee further acknowledges and agrees that he has been paid all amounts due and owing as of the date of execution of this Agreement, including but not limited to, all regular salary, accrued but unused vacation and PTO, expenses, commissions, distributions, bonuses, stock and any other Company benefits due and owing as of the date of execution of this Agreement, less appropriate withholdings and Employee confirms he is not owed any monies allowed, including but not limited to those required under the California Labor Code, as of the date of execution of this Agreement.  Employee further understands, agrees and acknowledges that such amounts are not consideration for this Agreement.

(b)           Options.  The date of cessation of Service as defined in the Options shall be the Separation Date, and Employee agrees that no further vesting of any of the Options will take place after the Separation Date pursuant to the terms of the Options, the 1997 Plan, the 1998 Plan, the applicable option documents or any other agreement.  Employee acknowledges and agrees that except as indicated above, Employee does not own any options, warrants or any other rights to acquire any securities of the Company.

2.         Consideration and Effective Date.  The Parties recognize that, apart from this Agreement, the Company is not obligated to provide employees with any of the benefits set forth hereunder. The Company agrees to provide the Employee the following consideration beginning no later than five (5) business days after the expiration of the seven (7) day revocation period described in Paragraph 10 below (“Effective Date”), provided Employee has not revoked this Agreement as described in that Paragraph.  The Company’s obligations are not triggered before the Effective Date.  Subject to Employee’s compliance with the terms and conditions of this Agreement, the Company agrees to provide Employee the following consideration for agreeing to the obligations specified in this Agreement as follows:

(a)           Total Severance Payment. Payment of four and one half months (780 hours) salary in the aggregate amount of Seventy-One Thousand Nine Hundred and Ninety-Four Dollars ($71,994), less standard employee withholding taxes and other lawful deductions the Company deems appropriate, in eight (8) bi-weekly payments of $7,384.00 and one (1) final bi-weekly payment of $12,922.00 in accordance with the Company’s regular payroll practices (the “Severance Payment”).

(b)           COBRA.  Employee is advised that he may be an “assistance eligible individual” as that term is used in American Recovery and Reinvestment Act (the “Act”).  Employee will receive COBRA paperwork from directly the Company’s COBRA administrator, Conexis, and must sign and return the form directly to Conexis to elect COBRA coverage.  Upon Employee’s timely election of COBRA continuation coverage under the Company’s health plan and the Company’s receipt from Employee of a copy of such election and proof of his timely payment of 35% of the first month of COBRA premiums, the Company will pay to Employee a lump sum equal to 35% of the first month of COBRA premiums and the Company will comply with its’ obligations under the Act and pay the remaining 65% of the COBRA premiums through December 31, 2009 or until such time as Employee subsequently becomes covered by another group health plan, whichever is earlier.  Employee agrees to notify the Company immediately if he becomes covered by another group health plan.  Employee understands and assumes the risk that the Employee may become ineligible for the subsidy by virtue of his modified adjusted gross income or other facts and that there may be additional tax liability as a result of the Company’s payment of this subsidy.  Employee is advised that he may waive his right to the subsidy by contacting Conexis and hereby releases the Company from any and all liability connected with his election or waiver of the subsidy.

(c)           Other Property.  Employee shall be allowed to take ownership of the laptop computer that has been assigned to him and provided for his use, provided however, prior to the delivery to Employee of such laptop computer, the Company shall remove from such laptop computer (i) any information, documents, data or other proprietary information of, or related to, the Company or its business; and (ii) any software which is not properly licensed for Employee’s personal use.

3.         No Rights to Additional Benefit; No Admission of Liability. Employee acknowledges and agrees that, apart from this Agreement, the Company is not obligated to provide employees with any of the benefits set forth hereunder, including the Severance Payments and other consideration referenced in Paragraph 2 and that such consideration is in exchange for entering into this Agreement.  Employee will not at any time seek additional consideration in any form from the Company except as expressly set forth in this Agreement.  Employee further agrees and acknowledges that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by the Company, which liability or wrongdoing the Company expressly denies.

4.             Taxes.  Notwithstanding the tax deductions set forth in Paragraph 2 above, Employee shall pay in full when due, and shall be solely responsible for, any and all federal, state or local income taxes that are or may be assessed against him relating to the consideration provided, including the Severance Payment or other consideration received pursuant to this Agreement, as well as all interest or penalties that may be owed in connection with such taxes.  Employee is not relying on any representations or conduct of the Company with respect to the adequacy of the withholdings.

5.             Release.

(a)           Employee, on behalf of himself, his spouse, successors, heirs, and assigns, hereby forever relieves, releases, and discharges the Company as well as its past, present and future officers, directors, administrators, stockholders, employees, agents, attorneys, successors, subsidiaries, parents, assigns, representatives, brother/sister corporations, and all other affiliated or related corporations, all benefit plans sponsored by the Company, and entities, and each of their respective present and former agents, employees, or representatives, insurers, partners, associates, successors, and assigns, and any entity owned by or affiliated with any of the above (all of the foregoing are collectively referred to as the “Company Parties”) from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses  (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, arising out of any act or omission occurring before Employee’s execution of this Agreement, including but not limited to any claims based on, arising out of, or related to Employee’s employment with, or the ending of Employee’s employment with the Company, any claims arising from rights under federal, state, and local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited to failure to maintain an environment free from harassment and retaliation, inappropriate comments or touching and/or “off-duty” conduct of other Company employees); statutory or common law claims of any kind, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1971, as amended, The Americans with Disability Act of 1990, as amended, the Workers Adjustment and Retraining Notification Act, as amended; the

Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the California Family Rights Act (Cal. Govt. Code § 12945.2 et seq.), the California Fair Employment and Housing Act (Cal. Govt. Code § 12900 et. seq.), statutory provision regarding retaliation/discrimination for filing a workers’ compensation claim under Cal. Labor Code § 132a, California Unruh Civil Rights Act, California Sexual Orientation Bias Law (Cal. Lab. Code § 1101 et. seq.), California AIDS Testing and Confidentiality Law, California Confidentiality of Medical Information (Cal. Civ. Code § 56 et. seq.), contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any claims for severance pay, sick leave, family leave, liability pay, overtime pay, vacation, life insurance, health insurance, continuation of health benefits, disability or medical insurance, or Employee’s 401(k) rights or any other fringe benefit or compensation, including but not limited to stock options; any claim for damages or declaratory or injunctive relief of any kind.  The Parties agree and acknowledge that the release contained in this Paragraph 5 does not apply to any vested rights Employee may have under any 401(k) Savings Plan with the Company.  Employee represents that at the time of the execution of this Agreement, he suffers from no work-related injuries and has no disability or medical condition as defined by the Family Medical Leave Act.  Employee represents that he has no workers’ compensation claims that he intends to bring against the Company.  Employee understands that nothing contained in this Agreement, including, but not limited to, this Paragraph 5, will be interpreted to prevent him from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency.  However, Employee agrees that he is waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

(b)          Mistakes in Fact; Voluntary Consent.  Employee expressly and knowingly acknowledges that, after the execution of this Agreement, he may discover facts different from or in addition to those that he now knows or believes to be true with respect to the claims released in this Agreement.  Nonetheless, this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts and Employee intends to fully, finally, and forever settle and release those claims released in this Agreement.  In furtherance of such intention, the release given in this Agreement shall be and remain in effect as a full and complete release of such claims, notwithstanding the discovery and existence of any additional different claims and Employee assumes the risk of mistakes, and if Employee should subsequently discover that any fact relied upon in entering into this Agreement was untrue or that his understanding of the facts or law was incorrect, he shall not be entitled to set aside this Agreement or the settlement reflected in this Agreement or be entitled to recover any damages on that account.

(c)           Section 1542 of the California Civil Code.  Employee expressly waives any and all rights and benefits conferred upon him by Section 1542 of the California Civil Code, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Accordingly, Employee knowingly, voluntarily and expressly waives and relinquishes any rights and benefits arising under Section 1542 of the California Civil Code and any other statute or principle of similar effect.

6.             No Lawsuits.  Employee represents that he has not filed any claims, charges, complaints or actions against the Company or any Company Parties, or assigned to anyone any charges, complaints, claims or actions against the Company or any Company Parties.  Employee agrees to take any and all steps necessary to insure that no lawsuit arising out of any claim released herein shall ever be prosecuted by Employee or on his behalf in any forum, and hereby warrants and covenants that no such action has been filed or shall ever be filed or prosecuted.  Employee also agrees that if any claim is prosecuted in his name before any court or administrative agency that he waives and agrees not to take any award or other damages from such suit to the extent permissible under applicable law.  Employee further agrees to cooperate fully with the Company in the event of a lawsuit or threat of lawsuit arising out of acts and events occurred during Employee’s employment with the Company.

7.             Confidentiality / Nondisparagment.  Employee agrees that Employee will not disclose to others, except to the extent required by law, subpoena or by the Company’s independent auditors, (i) the fact or terms of this Agreement, (ii) the amounts referenced in this Agreement, (iii) the fact of the payment of these amounts, or (iv) any disparaging information pertaining to or relating to Employee’s employment with, the Company’s employees or agents, or the ending of Employee’s employment with, the Company, except that he may disclose such facts to his attorneys, accountants, insurers or other professional advisors to whom the disclosure is necessary to effect the purpose for which the professional has been consulted, provided that the professional agrees to be bound by his confidentiality provision. Except as otherwise specifically provided herein, Employee agrees that if ever asked to disclose any fact covered by this Paragraph he must state words to the effect of “I cannot comment” until such time when the information becomes available in the public domain through no fault of Employee.

Nothing contained in this Paragraph shall preclude Employee from revealing or describing his employment with the Company to prospective employers; provided however, such disclosure shall be limited to the fact that he was employed by the Company, the dates of his employment and the nature and depth of his job responsibilities and accomplishments while employed by the Company.  Employee agrees to direct all requests for references to Cathy Steger, Human Resources Director, c/o Iteris, Inc., 1700 Carnegie Avenue, Suite 100, Santa Ana, CA  92705 (Phone: (949) 270-9679).  The Company acknowledges that in describing Employee’s employment with the Company to his prospective employer, any such disclosure shall be limited to the Company’s regular practice of disclosure only of the last job title Employee held, dates of employment and any other information the Company has been required to disclose by the state or federal securities laws and filings.

The confidentiality obligations contained in this Paragraph shall be in addition to the Iteris Associate Agreement between the Company and Employee dated November 24, 2003 (the “Associate Agreement”) any other confidentiality agreements between the Parties.  Notwithstanding the foregoing, nothing in this Agreement shall be construed as precluding disclosure where such disclosure is required and compelled by law.  In the event that Employee is required and compelled by law to disclose any such matters, he will first give fifteen (15) days advance written notice (or, in the event that it is not possible to provide fifteen (15) days written notice, as much written notice as is possible under the circumstances) to the Company so that the Company may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order.  Employee acknowledges and agrees that this Paragraph is a material inducement to the Company’s entering into this Agreement, and further acknowledges and agrees that any breach of this Paragraph by Employee shall be subject him to a claim for damages or equitable relief (or both), including but not limited to injunctive relief.

8.         Proprietary Information and Return of Company Property.  Employee agrees to continue to abide by the terms and provisions of the Associate Agreement, a copy of which is attached as Exhibit A to this Agreement.  Employee understands, acknowledges and agrees that whether or not Employee signs this Agreement, he has both a contractual and common law obligation to protect the confidentiality of the Company’s trade secret information after the termination of Employee’s employment for so long as the information remains confidential.   Employee further agrees to immediately return all Company property in his possession, including but not limited to documents, all materials, documents, photographs, handbooks, manuals, electronic records, files, cellular telephones, keys and access cards, prior to the Effective Date, provided however, Employee may retain his laptop computer subject to the provisions of Paragraph 2(c) above and may continue to use his cellular phone until May 31, 2009 but shall immediately thereafter return such cellular phone to the Company..

9.         ADEA Waiver.  Employee specifically agrees and acknowledges:  (a) that his waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq. and the Older Workers Benefit Protection Act; (b) that he understands the terms of this Agreement; (c) that the Company advises Employee to consult with an attorney prior to executing this Agreement; (d) that the Company has given him a period of up to twenty-one (21) days within which to consider this Agreement; (e) that, following his execution of this Agreement, he has seven (7) days in which to revoke his agreement to this Agreement as specified in Paragraph 10, and that, if he chooses not to so revoke, the Agreement shall then become effective and enforceable and the payment and extension of benefits listed above shall then be made to him in accordance with the terms of this Agreement; and (f) nothing in this Agreement shall be construed to prohibit him from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with a government agency or the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission.  However, Employee agrees he is waiving the right to monetary damages or other equitable or monetary relief as a result of such proceedings.

10.       Revocation Period.  Employee may revoke this Agreement and his release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing Iteris of his intent to revoke his release within seven (7) calendar days following his execution of this Agreement.  Employee understands that any such revocation must be in writing and delivered by hand or by certified mail - return receipt requested - within the applicable seven (7) day period to Cathy Steger, Human Resources Director, c/o Iteris, Inc. 1700 Carnegie Avenue, Suite 100, Santa Ana, CA  92705.  Employee understands that if Employee exercises his right to revoke, then Iteris will have no obligations under this Agreement to Employee or to others whose rights derive from him.  The Agreement shall not become effective or enforceable, until the seven (7) day revocation period identified above has expired.  The terms of this Agreement shall be open for acceptance by Employee for a period of twenty-one (21)  calendar days, and Employee understands that he should and the Company hereby advises him to, consult with legal counsel regarding the releases contained herein and to consider whether to accept the Company’s offer and sign the Agreement.

11.           Nonassignment.  Employee represents and warrants that he has not assigned or transferred any portion of any claim or rights he has or may have to any other person, firm, corporation or any other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such claim.

12.           Miscellaneous Provisions.

(a)          Integration.  This Agreement and documents and exhibits referenced and attached to this Agreement, constitute a single, integrated written contract expressing the entire Agreement of the Parties concerning the subject matter referred to in this Agreement.  No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any Party to this Agreement, except as specifically set forth in this Agreement.  All prior and contemporaneous discussions, negotiations, and agreements have been and are merged and integrated into, and are superseded by, this Agreement.

(b)          Modifications.  No modification, amendment, or waiver of any of the provisions contained in this Agreement shall be binding upon any Party to this Agreement unless made in writing and signed by both Parties, nor shall be asserted by any Party based upon any act or performance unless evidenced by a specific writing acknowledging the same by the Party to be charged.

(c)          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby, and will be interpreted so as to effect, as closely as possible, the intent of the Parties hereto.

(d)          Non-Reliance on Other Parties.  Except for statements expressly set forth in this Agreement, neither of the Parties has made any statement or representation to any other Party regarding a fact relied on by the other Party in entering into this Agreement, and no Party has relied on any statement, representation, or promise of any other Party, or of any representative or attorney for any other Party, in executing this Agreement or in making the settlement provided for in this Agreement.

(e)          Negotiated Agreement.  The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the Parties.  Accordingly, no Party shall be deemed to be the drafter of this Agreement.

(f)           Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the heirs, successors, and assigns of the Parties hereto and each of them.  In the case of the Company, this Agreement is intended to release and inure to the benefit of the Company and the Company Parties.

(g)          Applicable Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California without taking into account conflict of law principles.

(h)          Facsimile and Counterpart. This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the Parties.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EMPLOYEE HAS HAD AT LEAST 21 DAYS IN WHICH TO CONSIDER AND REVIEW THE AGREEMENT, THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE, AND THAT EMPLOYEE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND THE COMPANY PARTIES FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

May 20, 2009		May 20, 2009
ITERIS SYSTEMS, INC.		EMPLOYEE:

By:	/s/ Abbas Mohaddes	/s/ Francis Memole
	Abbas Mohaddes,	Name:Francis Memole
	Chief Executive Officer	Address: